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                                                                EXHIBIT 99(a)(4)

                    FORM OF LETTER TO BROKERS, DEALERS, ETC.

        OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF NEW PREFERRED STOCK

                                       OF

                        FIRSTCITY FINANCIAL CORPORATION
                      FOR, AT THE ELECTION OF THE SELLER,

        2 SHARES OF COMMON STOCK AND $10.00 NET TO THE SELLER IN CASH OR

          3 SHARES OF COMMON STOCK AND $8.00 NET TO THE SELLER IN CASH

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON           , 2002, UNLESS THE OFFER IS EXTENDED.

          , 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We are writing to you in connection with the offer by FirstCity Financial Corporation, a Delaware corporation ("FirstCity"), to acquire all of the outstanding shares of New Preferred Stock, par value $0.01 per share ("New Preferred Stock"), of FirstCity, for, at the election of the holder of the New Preferred Stock, either (a) two shares of FirstCity's common stock and cash of $10.00, or (b) three shares of FirstCity's common stock and cash of $8.00, upon the terms and subject to the conditions set forth in the Prospectus dated
          , 2002 (the "Prospectus") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold New Preferred Stock registered in your name or in the name of your nominee.

     The Offer is subject to several conditions set forth in the Prospectus, which you should review in detail.

     For your information and for forwarding to your clients for whom you hold New Preferred Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Prospectus dated          , 2002;

          2. Letter of Transmittal for your use in accepting the Offer and tendering New Preferred Stock and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for New Preferred Stock and all other required documents cannot be delivered to the Exchange Agent, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Prospectus);

          4. A letter which may be sent to your clients for whose accounts you hold New Preferred Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5. A return envelope addressed to the Exchange Agent.
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     Please note the following:

          1. The Offer and withdrawal rights will expire at 12:00 midnight, New
     York City time, on           , 2002, unless the Offer is extended.

          2. The Offer is subject to several conditions, including: (a) the closing of the sale of a 20% interest in Drive to BoS(USA), Inc. (which currently owns a 49% interest in Drive) for $16 million by FirstCity, which will provide the cash proceeds of the exchange offer, and the other transactions contemplated by the recapitalization described in the Prospectus, (b) the tender of at least 80% of the outstanding shares of New Preferred Stock, (c) the effectiveness of the Registration Statement relating to the shares of common stock of FirstCity to be issued in connection with the exchange offer, and (d) the lack of any change or development involving a prospective change in or affecting FirstCity's business or financial affairs that, in the reasonable judgment of FirstCity's board of directors, would or might prohibit, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to FirstCity of the exchange offer.

          3. Tendering stockholders will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Except as set forth in the Letter of Transmittal, transfer taxes on the exchange of New Preferred Stock pursuant to the Offer will be paid by or on behalf of FirstCity.

          4. To tender shares of New Preferred Stock pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with the certificates representing the tendered New Preferred Stock and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth in the Prospectus.

     If holders of New Preferred Stock wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the Prospectus.

     FirstCity will not pay any fees or commissions to any broker or dealer or other person (other than the Solicitation Agent and the Exchange Agent) for soliciting tenders of New Preferred Stock pursuant to the Offer. FirstCity will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Suzy
W. Taylor at the telephone number set forth in the Prospectus.

                                          Very truly yours,

                                          FIRSTCITY FINANCIAL CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF FIRSTCITY, THE SOLICITATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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